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                          ASSET PURCHASE AND SALE AGREEMENT

          THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of June 26, 1998 by and between ALLIEDSIGNAL INC., a Delaware corporation ("Seller"), and KMG-BERNUTH, INC., a Delaware corporation ("Buyer").

          Seller is the owner of a business engaged in the marketing and distribution of creosote (the "Business"). Seller desires to sell and Buyer desires to purchase the Business on the terms and conditions set forth in this Agreement. Accordingly, in consideration of the mutual covenants contained herein and intending to be legally bound, Seller and Buyer agree as follows:

                                     ARTICLE I.
                            SALE AND PURCHASE OF ASSETS

          Concurrently with the execution and delivery hereof, Seller is selling, transferring, assigning, conveying, setting over and delivering to Buyer, and Buyer is purchasing and acquiring from Seller, certain assets associated with the Business, which include certain creosote supply contracts ("Creosote Contracts"), as specifically set forth on Exhibit 1.0 (collectively, the "Assets"). No other rights, properties or assets, whether or not associated with the Business are intended to, or shall, be included among the Assets or conveyed, granted, transferred, contributed, assigned or delivered to the Buyer hereunder except as set forth in Exhibit 1.0.

                                    ARTICLE II.
                             CLOSING AND PURCHASE PRICE

          2.1 THE CLOSING. The closing (the "Closing") of the transactions contemplated hereby shall take place at Seller's offices in Morristown, New Jersey, effective as of June 30, 1998 (the "Closing Date"). Title to the Assets shall pass to Buyer as of 11:59 p.m. Eastern Daylight time on the Closing Date. Buyer shall assume risk of loss for the Assets at that time as of the Closing Date. Time is of the essence in this Agreement, and this Agreement shall terminate if the closing has not been completed by June 30, 1998.

          2.2 CONSIDERATION. In consideration of the sale and transfer of the Assets to Buyer and the other undertakings of Seller hereunder, Buyer shall:
(a) pay the Purchase Price (as hereinafter defined) to Seller, and (b) assume the Assumed Liabilities (as hereinafter defined), as of the Closing Date. The Purchase Price to be paid by Buyer hereunder shall be made by delivery to Seller of immediately available funds by bank wire transfer to a bank account designated by Seller.

          2.3 PURCHASE PRICE. The Purchase Price shall be the sum of Four Million Five

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Hundred Thousand Dollars ($4,500,000.00).  The Purchase Price shall be paid in cash by wire transfer in immediately available funds to an account specified by Seller.

          2.4 ALLOCATION OF PURCHASE PRICE. Seller and Buyer mutually agree to the allocation of the Purchase Price among the Assets as set forth on Schedule 2.4, in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Each of the parties agrees to report this transaction for all Tax purposes in accordance with such allocation of the Purchase Price, including, without limitation, for all purposes on any federal or state income or franchise Tax return filed by any party after the Closing Date.

                                    ARTICLE III.
                             ASSUMPTION OF LIABILITIES

          As of the Closing Date, Buyer will assume and become liable for (i) all obligations of Seller under the Creosote Contracts; (ii) all railcar leases set forth on Exhibit 1.0; and (iii) any and all liabilities which arise out of or relate to the Business or to the Assets as operated or owned after the Closing Date or arise out of events first occurring or conditions first existing after the Closing Date (collectively, the "Assumed Liabilities"). All liabilities except for the Assumed Liabilities which have arisen or arise out of or relate to the Business, all liabilities which arise out of or relate to the operation of the Assets, as conducted by Seller, prior to and on the Closing Date and all liabilities which arise out of or relate to the manufacture and production of creosote by Seller (collectively, the "Excluded Liabilities"), shall continue to be liabilities of Seller. Certain of the Excluded Liabilities are set forth more specifically on Exhibit 3.0.

                                    ARTICLE IV.
                           REPRESENTATIONS AND WARRANTIES

          4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Except as set forth in the disclosure schedule attached hereto, Seller hereby represents and warrants to Buyer as follows:

             4.1.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of the Assets or the operation of the Business makes such qualification necessary, except to the extent that the failure to be so qualified has not resulted in, and is not likely to result in, a material adverse change in the Business.


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             4.1.2  AUTHORITY TO CONDUCT BUSINESS AND TO OWN AND SELL ASSETS.
Seller has all necessary power and authority to own the properties, rights and other assets it purports to own and which are used or useful in the Business and to carry on the Business as it is now being conducted, and has the right, power and authority to transfer the Assets in accordance with the terms and conditions hereof.

             4.1.3 NO CONSENTS. No governmental consents, approvals, orders or authorizations, and no consent or approval of any other third party, are required for the execution and delivery of this Agreement by Seller, or for the consummation by Seller of the transactions contemplated hereby.

             4.1.4 AUTHORITY TO EXECUTE, DELIVER AND PERFORM THIS AGREEMENT. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement. All proceedings and actions by Seller required to authorize the legal and valid execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, have been, or will be on or before the Closing Date, duly and validly completed. This Agreement has been duly and validly authorized, executed and delivered by, and is the valid and binding obligation of, Seller.

             4.1.5 NO VIOLATION OF LAWS, AGREEMENTS; NO LIENS. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (i) are not prohibited by, and do not violate any provision and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of (A) any applicable law, rule, regulation, judgment, decree, order or other requirement of (x) the United States or of (y) any State of the United States or of (z) any court, authority, department, commission, board, bureau, agency or instrumentality of either (x) or (y), (B) the Articles of Incorporation or By-Laws of Seller, and any amendments to any of them, or (C) any material contract, indenture, agreement or commitment to which Seller is a party or is bound or to which any of the Assets are subject or which is material to the Business, and (ii) have not resulted and will not result in the creation or imposition of any material lien, encroachment, easement, encumbrance, mortgage, hypothecation, equity, charge, restriction, possibility of reversion or other similar conflicting ownership or security interest on any Asset.

             4.1.6 BUSINESS IN THE ORDINARY COURSE. Since January 1, 1998, Seller has conducted the Business in the ordinary course of business as heretofore conducted and has not entered into any contracts or transactions with respect to the Business other than in the ordinary course of business.

             4.1.7 FINANCIAL STATEMENTS. Exhibit 4.1.7 sets forth the statement of operations of the Business for the periods ended December 31, 1997 and March 31, 1998 (the "Operating Statements"). The Operating Statements have been prepared from the books and records of the Business using the accounting principles set forth in the notes to the Operating Statements. Except as disclosed in those notes, the Operating Statements reflect in all material respects the


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results of operations of the Business for the respective periods. Seller makes no representation or warranty that the results of operations reflected in the Operating Statements included in Exhibit 4.1.7 may be attained or exceeded in any future period by any business or enterprise which Buyer may conduct using the Assets.

             4.1.8 NO UNDISCLOSED LIABILITIES. There are no liabilities of Seller materially affecting the Business and the Assets (other than Excluded Liabilities) except as shown in the Operating Statements and the notes thereto and those arising in the ordinary course of business.

             4.1.9 NO LITIGATION. There is no legal action or investigation or inquiry currently pending or, to the knowledge of the officers of Seller, threatened in writing against Seller (before any court, agency, arbitrator or otherwise) with respect to the Business or any of the Assets. Seller is not subject to any judgment, decree or order entered in any lawsuit or proceeding brought against it that may reasonably be expected to adversely affect the Assets in any material respect. It is understood and agreed that any such action or proceeding arising from events prior to Closing, or any liability resulting therefrom, will constitute an Excluded Liability.

             4.1.10  CUSTOMER LISTS.   Exhibit 1.0 hereto includes the top ten
customers of Seller with respect to the Business during the twelve-month period ended December 31, 1997 and the four-month period ended April 30, 1998.

             4.1.11 COMPLIANCE WITH LAW. Seller has complied in all material respects with each, and is not in material violation of any law, ordinance, or governmental rule or regulation to which the Business or any of the Assets is subject.

             4.1.12 TITLE TO ASSETS. Seller has as of the date hereof, and on the Closing Date will have and convey to Buyer, except as shown on Exhibit
4.1.12 hereto, good and marketable title to all the Assets, free and clear of any mortgage, security interest, pledge, lien, or encumbrance, other than those which do not adversely affect the value or use in the Business of any Asset or interfere with the conduct of the Business as now conducted.

             4.1.13 BROKERS AND FINDERS. Seller has taken no action that, directly or indirectly, would obligate Buyer to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

             4.1.14 TENANCIES; THIRD PARTY RIGHTS. Seller has granted no leases or tenancies for any portion of the Assets, and no third party has any rights to the purchase, use or possession of any part or all of the Assets.

             4.1.15 LIMITATIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE ASSETS IS MADE "AS IS, WHERE IS," AND THE SELLER SHALL


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NOT BE DEEMED TO HAVE MADE ANY FURTHER REPRESENTATIONS OR WARRANTIES, EXPRESS
OR IMPLIED, NOW OR HEREAFTER, AS TO THE VALUE, ECONOMIC VIABILITY OR PROFITABILITY OF ANY ENTERPRISE BUYER MAY CONDUCT USING THE ASSETS ACQUIRED HEREUNDER, CONDITION, DESIGN, OPERATION, MERCHANTABILITY, QUALITY OR WORKMANSHIP, FITNESS FOR USE OR A PARTICULAR PURPOSE, MAINTENANCE OR MARKETABILITY OF ANY OF THE ASSETS. NO REFERENCE TO "BUSINESS" IN THIS AGREEMENT SHALL BE READ TO IMPLY ANY SUCH REPRESENTATION OR WARRANTY AND ANY REFERENCE TO "BUSINESS" HEREIN REFERS ONLY TO THE ENTERPRISE CONDUCTED BY SELLER PRIOR TO THE DATE HEREOF AND SHALL NOT BE INTERPRETED OTHERWISE.

          4.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

             4.2.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all requisite power and authority to own or hold the Assets it will acquire pursuant to the transactions contemplated by this Agreement, and to execute, deliver and perform this Agreement and other documents to be executed by Buyer in connection with this transaction.

             4.2.2 AUTHORITY TO EXECUTE, DELIVER AND PERFORM THIS AGREEMENT. Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement. All proceedings and action by Buyer required to authorize the legal and valid execution, delivery and performance of this Agreement and other documents related to this transaction and its consummation have been, or will be on or before the Closing Date, duly taken by Buyer. This Agreement has been duly authorized, executed and delivered by, and is the valid and binding obligation of, Buyer.

             4.2.3 NO VIOLATION OF LAWS, AGREEMENTS. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are not prohibited by, and do not violate any provision and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, (A) any applicable law, rule, regulation, judgment, decree, order or other requirement of (x) the United States or of (y) any State of the United States, or of (z) any court, authority, department, commission, board, bureau, agency or instrumentality of
(x) or (y), (B) the Charter and By-Laws of Buyer or (C) any material contract, indenture, agreement or commitment to which Buyer is a party or bound or to which any of Buyer's properties are subject.

             4.2.4 KNOWLEDGE CONCERNING REPRESENTATIONS BY SELLER. Neither Buyer nor any of its representatives has knowledge of any breach by Seller or the failure to be true and correct of any of the representations or warranties set forth in Section 4.1 of this Agreement.


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             4.2.5  BUYER'S FULL ACCESS.  Buyer acknowledges that it has been permitted full and complete access to the Assets and the Business that it has desired or requested to see and/or review, and that Buyer and its representatives have had a full opportunity to meet with the representatives of Seller to discuss the Assets and the employees of the Business to inspect the Assets. Buyer further acknowledges that neither Seller nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Assets not included in this Agreement, and Seller will not have or be subject to any liability to Buyer or any person resulting from the distribution to Buyer, or Buyer's use of, any such information.

             4.2.6 BROKERS AND FINDERS. Buyer has taken no action that, directly or indirectly, would obligate Seller to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

             4.2.7. BUYER AS SOPHISTICATED USER. Buyer is a sophisticated user, marketer, and distributor of creosote and is familiar with all requirements and practices (including, without limitation, health, safety, and environmental) necessary for the legal and safe carrying-on of the Business or other disposition of the Assets from and after the Closing.

                                     ARTICLE V.
                               CONDITIONS TO CLOSING

          5.1 BUYER'S CONDITIONS. The obligations of Buyer to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction (unless waived) of the following conditions:

               (a) Seller shall execute and deliver to Buyer a general assignment and bill of sale and such other good and sufficient instruments of transfer conveying and transferring to Buyer all of the Assets (the "Transfer Documents"), in each case in form satisfactory to Buyer.

               (b) Seller and Buyer shall execute an agreement concerning the sale of creosote from Seller to Buyer, in the form attached hereto as Exhibit 5.1(b).

               (c) Buyer shall receive the opinion of David P. Cooke, Esq. counsel for Seller in the form attached hereto as Exhibit C.

               (d) Each of the representations and warranties of Seller set forth in Section 4.1 of this Agreement shall be true and correct in all material respects both on the date of this Agreement and on the Closing Date as though made on and as of each such date (except with respect to the effect of transactions permitted by the provisions of this Agreement), except as to


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any matter waived by Buyer, and Seller shall deliver to Buyer at the Closing a certificate dated as of the Closing Date and executed by any authorized officer to that effect.

               (e) There shall have been no material adverse change in the Assets or the Business.

               (f) Seller shall have complied with all of the covenants and agreements herein contained to be performed by it at or prior to the time fixed for the Closing, and Seller shall deliver to Buyer at the Closing a certificate dated as of the Closing Date and executed by any authorized officer to that effect.

               (g) All requisite approvals, authorizations and orders of all governmental authorities pertaining to consummation of the transactions contemplated hereby shall have been obtained, except to the extent that failure to obtain such consent shall not have a material adverse effect on the Assets.

               (h) There shall be no suit, action or other proceeding pending or threatened before any court or before or by any governmental agency in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of this Agreement or the transactions contemplated hereby or to obtain damages in connection therewith.

          5.2 SELLER'S CONDITIONS. The obligation of Seller to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction (unless waived) of the following conditions:

               (a) Seller and Buyer shall execute an agreement concerning the sale of creosote from Seller to Buyer, in the form attached hereto as Exhibit 5.1(b) (the "Supply Agreement").

               (b) Buyer shall execute and deliver to Seller an assumption agreement pursuant to which Buyer shall assume the Assumed Liabilities in a form satisfactory to Seller.

               (c) Seller shall receive the opinion of Woods & Jackson, L.L.P. counsel for Buyer in the form attached hereto as Exhibit C.

               (d)  Buyer shall pay to Seller at the Closing the Purchase Price.

               (e) Seller shall receive from KMG Chemicals, Inc., in the form attached hereto as Exhibit 5.2(e), an irrevocable guaranty of all obligations of Buyer under this Agreement and all ancillary agreements, including but not limited to Buyer's obligations under the agreement set forth as Exhibit 5.1(b) and Buyer's obligations under Article VI of this Agreement.


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               (f)  Each of the representations and warranties of Buyer set forth in Section 4.2 of this Agreement shall be true and correct in all material respects both on the date of this Agreement and on the Closing Date as though made on and as of each such date (except with respect to the effect of transactions permitted by the provisions of this Agreement), except as to any matter waived by Seller, and Buyer shall deliver to Seller at the Closing a certificate dated the Closing Date and executed by any authorized officer to that effect.

               (g) Buyer shall have complied with all of the covenants and agreements herein contained to be performed by it at or prior to the time fixed for the Closing, and Buyer shall deliver to Seller at the Closing a certificate dated as of the Closing Date and executed by any authorized officer to that effect.

               (h) All requisite approvals, authorizations and orders of all governmental authorities pertaining to consummation of the transactions contemplated hereby shall have been obtained.

               (i) There shall be no suit, action or other proceeding pending or threatened before any court or before or by any governmental agency in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of this Agreement or the transactions contemplated hereby or to obtain damages in connection therewith.

          5.3 FAILURE OF A CONDITION. The parties shall use good faith efforts to bring about the satisfaction of the conditions hereunder prior to and at Closing. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing: (a) by mutual written consent of Buyer and Seller; or (b) by Buyer or Seller, upon written notice to the other, if such other party (or its affiliate) has breached any material representation, warranty or covenant contained in this Agreement in any material respect, if the non-breaching party has notified the breaching party of the breach in writing and the breach has continued without cure for a period of thirty (30) days after notice of breach (during which time the breaching party shall use its reasonable efforts to remedy such breach). If this Agreement is terminated pursuant to this Section, neither party shall have any rights or obligations to the other hereunder or otherwise.


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                                    ARTICLE VI.
                                  INDEMNIFICATION

          6.1 INDEMNIFICATION BY SELLER. Seller shall indemnify, defend, save and hold Buyer harmless from and against all Adverse Consequences (as defined below) incurred by Buyer in connection with (i) any breach of the representations and warranties made by Seller in this Agreement, (ii) any breach of any of the covenants or agreements made by Seller in this Agreement, or (iii) the Excluded Liabilities. Notwithstanding the foregoing, Buyer shall have no right to indemnification with respect to any claim which may arise under the Supply Agreement set forth as Exhibit 5.1(b) hereto, and Buyer's rights and remedies for any such claims shall be governed by the terms and conditions of the Supply Agreement.

          6.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, save and hold Seller harmless from and against any and all demands, claims or actions incurred by Seller in connection with (i) any breach of the representations and warranties made by Buyer in this Agreement, (ii) any breach of any of the covenants or agreements made by Buyer in this Agreement, (iii) any Assumed Liabilities, or (iv) the operation of any of the Assets after the Closing Date. Notwithstanding the foregoing, Seller shall have no right to indemnification with respect to any claim which may arise under the Supply Agreement set forth as Exhibit 5.1(b) hereto, and Seller's rights and remedies for any such claims shall be governed by the terms and conditions of the Supply Agreement.

          6.3 NOTICE OF CLAIMS. If Buyer or Seller, as the case may be, (an "Indemnified Party") believes that it has suffered or incurred any Adverse Consequences for which it is entitled to indemnification under this Article VII, such Indemnified Party shall promptly notify the party or parties from whom indemnification is being claimed (the "Indemnifying Parties") identifying with particularity the basis of such claim. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Adverse Consequences, such Indemnified Party shall promptly notify the Indemnifying Parties of such action or suit, provided, however, that no undue delay on the part of the Indemnified party in notifying the Indemnifying party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby. If an Indemnified Party makes a claim for indemnification within the applicable survival period as set forth in Section 6.5, then the obligations of the Indemnifying Party with respect to Adverse Consequences under Sections 6.1 or 6.2 shall continue through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of the applicable survival period.)

          6.4 THIRD PARTY CLAIMS; LIMITATION. So long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of such third party claim that Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or in the nature of or caused by the third party claim, (ii) the third


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party claim involves only money damages and does not seek an injunction or other equitable relief as a primary form of relief, (iii) the Indemnifying Party conducts the defense of the third party claim actively and diligently, then the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit So long as the Indemnifying Party is conducting the defense of a third party claim in accordance with this Section 6.4, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld). In the event any of the conditions to the Indemnifying Party conducting the defense of the third party claim is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the third party claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the third party claim (including reasonable attorneys fees and expenses), and
(iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or in the nature of, or caused by the third party claim to the fullest extent provided in this Article VI. No Indemnifying Party shall be liable for any indemnity for any damages unless the aggregate amount of such damages exceeds $50,000.00, and then such Indemnifying Party shall be liable for indemnity only to the extent of such excess. In no case, however, shall such Indemnifying Party be liable for damages which exceed, in the aggregate, fifty percent (50%) of the Purchase Price.

          6.5 SURVIVAL PERIOD. The representations and warranties set forth herein shall survive for a period of one year from the Closing Date. The liability of Seller for Excluded Liabilities and the liability of Buyer for Assumed Liabilities shall survive the Closing Date and continue in full force and effect forever thereafter (subject to any applicable statute of limitations).

          6.6 EXCLUSIVE REMEDY. The indemnification provided in this Article VI shall be the exclusive post-Closing remedy available to any party hereto for any breach or inaccuracy of any representation, warranty or covenant contained herein, except that either party may obtain such equitable remedies as may be available under applicable law for the breach of the post-Closing covenants set forth in Article VIII.


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          6.7  MINIMIZING LOSSES.  Each party agrees to use all reasonable efforts to minimize all Adverse Consequences for which it may seek indemnification from the other party pursuant to this Article VI, and to minimize the amount of such indemnification obligation by reasonably pursuing the maximum possible insurance recovery or recovery from other available sources with respect to Adverse Consequences.

          6.8 ADVERSE CONSEQUENCES. For purposes of this Agreement, the term "Adverse Consequences" means all actions, suits, proceedings, hearing, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement (subject, however, to Section 6.4 hereof), liability, obligation, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys fees and expenses.

                                    ARTICLE VII.
                                 TAXES AND EXPENSES

          7.1 PRE-CLOSING TAXES. Seller shall be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Assets on or prior to the Closing Date (including, without limitation, the sale of the Business and the Assets on the Closing Date pursuant to this Agreement), which liability shall be an Excluded Liability.

          7.2 POST-CLOSING TAXES. Buyer shall be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Assets after the Closing Date (excluding, without limitation, the sale of the Business and the Assets on the Closing Date pursuant to this Agreement), which liability shall be an Assumed Liability.

          7.3 DEFINITION OF "TAX." "Tax" means any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

          7.4 TRANSFER TAXES. Buyer shall pay all sales, use, registration and any other similar transfer taxes, and all interest, penalties, or additions to such taxes, assessed or payable in connection with the transfer of the Assets by Seller to Buyer.


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          7.5  EXPENSES.  Except as otherwise provided in this Article VII, each party shall bear and pay its own expenses and taxes incurred in connection with the transactions referred to in this Agreement.

                                   ARTICLE VIII.
                                   MISCELLANEOUS

          8.1 FURTHER Assurances. After the Closing, Seller shall from time to time, at Buyer's request, execute and deliver to Buyer, such other instruments of conveyance and transfer (including without limitation, additional assignments suitable for recording and any actions necessary to effect the transfer of any registrations under the Federal Insecticide, Fungicide, and Rodenticide Act) and take such other action as Buyer may reasonably request to the extent necessary to more effectively sell, transfer, assign and deliver and vest in Buyer, title to and possession of the Assets as provided in this Agreement or otherwise necessary to consummate the transactions contemplated by this Agreement.

          8.2 ACCESS TO BOOKS AND RECORDS. After Closing:(i) Buyer shall provide Seller with reasonable access, upon reasonable notice, to all books and records comprising the Business or the Assets transferred hereunder, in the event that Seller shall become involved in any effort, undertaking, litigation, or other matter which would have required such access had the Closing not taken place; and (ii) Seller shall provide Buyer with reasonable access, upon reasonable notice, to all books and records to the extent related to the Business or the Assets transferred hereunder to assist Buyer in making any submission or any filing required under applicable securities or other law (including the Federal Insecticide, Fungicide and Rodenticide Act). The parties shall retain such books and records for a period of no less than five (5) years.

          8.3 CONFIDENTIALITY. After Closing: (i) Seller shall maintain the confidentiality of, and shall not use, for the benefit of itself or others, any confidential information concerning the Business or the Assets, including but not limited to any customer lists, pricing information or other business information; and (ii) Buyer shall not use any confidential information obtained from Seller relating to periods prior to the Closing Date, except for its own legitimate business purposes. PROVIDED, HOWEVER, that this Section 8.3 shall not restrict (a) any disclosure by either party of any confidential information required by applicable law, securities exchange or any court of competent jurisdiction; PROVIDED, that the other party is given notice and an adequate opportunity to contest such disclosure, (b) any disclosure on a confidential basis to any such party's attorneys, accountants, lenders and investment bankers and (c) any disclosure of information (i) which is available publicly as of the date of this Agreement, (ii) which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party or any of its Affiliates or (iii) which is received by such party from a third party not, to the best of such party's knowledge, subject to any obligation of confidentiality with respect thereto.

          8.5 NON-SOLICITATION. Buyer agrees that it will not, for a period of two (2) years from the date hereof, solicit the employment or other services of any person who is an active employee of Seller.

          8.6 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or upon expiration of three (3) days after being mailed by registered or certified first class mail, return receipt requested, postage prepaid, and in each case addressed:

          If to Seller, to:
               AlliedSignal Inc.
               P. O. Box 1053
               101 Columbia Rd.
               Morristown, NJ 07962

               Attention: General Manager, Carbon Materials & Technologies

          with a copy to:
               David P. Cooke, Esq.
               Assistant General Counsel
               AlliedSignal Inc.
               P.O. Box 2245
               101 Columbia Rd.
               Morristown, NJ 07962

          If to Buyer, to:
               KMG-Bernuth, Inc.
               10611 Harwin Suite 402
               Houston, TX 77036

               Attention: President

          with a copy to:
               Woods & Jackson, L.L.P.
               Suite 1111
               2001 Kirby Drive
               Houston, TX 77019

provided, however, that if either addressee shall have designated a different address by such notice to the other addressee, then to the last address so designated.

          8.7 ASSIGNMENT. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and assigns of each of the parties hereto.

          8.8 WAIVERS. Any waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party must be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

          8.9 COMPLETE AGREEMENT. Except as set forth in any contemporaneous written instruments signed by each of the parties hereto, this Agreement and the Exhibits and ancillary documents hereto set forth the entire understanding of the parties hereto and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.

          8.10 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

          8.11 THIRD PARTIES; AMENDMENT AND TERMINATION. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto, any rights or remedies under or by reason of this Agreement. This Agreement may not be amended or terminated orally but only by an instrument in writing duly executed by the parties hereto.

          8.12 NO WAIVER. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with the terms hereof.

          8.13 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

          8.14 HEADINGS. The headings of the Articles and Sections of this Agreement and of the Appendices to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

          8.15 COUNTERPARTS. More than one counterpart of this Agreement may be executed by the parties hereto, and each executed counterpart shall be deemed an original.

          8.16 PUBLICITY. Any public announcements or other publicity with respect hereto or the transactions contemplated hereby shall be made only at such time and in such manner Seller and Buyer shall mutually agree, except that either party shall be free to make such public announcements as it shall deem reasonably necessary, after full consultation with the other, to comply with federal or state securities or other applicable laws.

          WITNESS the due execution hereof on the day and year first above written.


     ALLIEDSIGNAL INC.


     By: /s/ JEFFREY A. WILKE
        ----------------------------
     Name:   Jeffrey A. Wilke
          --------------------------
     Title:  General Manager
           -------------------------


     KMG-BERNUTH, INC.


     By: /s/ David L. Hatcher
        ----------------------------
     Name:   David L. Hatcher
          --------------------------
     Title:  President
           -------------------------

                                              Asset Purchase and Sale Agreement
                                                                    Exhibit 1.0



                         ASSETS BEING SOLD BY SELLER TO BUYER



1.   Federal Insecticide, Fungicide, and Rodenticide Act Registrations for
     Creosote
         See Exhibit 1.0 Attachments 1 through 15


2. All of Seller's interests in the Creosote Council II as more specifically set forth in a certain Memorandum of Understanding which created Creosote Council II


3.   Current Customer List
         See Exhibit 1.0 Attachment 16


4. Creosote Supply Contract with Kerr-McGee Chemical Corporation for period of January 1, 1998 - December 31, 1998
         See Exhibit 1.0 Attachment 17


5.   Railcar Leases
         The associated railcar leases are not freely assignable; however, Seller will make arrangements to either assign the leases or make other arrangements acceptable to Buyer.
         See Exhibit 1.0 Attachments 18 through 19 for copies of Seller's current railcar leases with General Electric Railcar Services Corporation and General American Transportation Corporation

                                     EXHIBIT 2.4

                             ALLOCATION OF PURCHASE PRICE


All assets conveyed hereunder:                    $4,500,000.00

                                              Asset Purchase and Sale Agreement
                                                                    Exhibit 3.0



                             CERTAIN EXCLUDED LIABILITIES


     All liabilities, other than the Assumed Liabilities, which have arisen or arise out of, or relate to, the Business, and all liabilities which arise out of, or relate to, the operation of the Assets, as conducted by Seller prior to closing, including, but not limited to:

          Accounts Payable and Accrued Liabilities
          Income, Payroll and Sales & Use Tax obligations
          Employee Pension, Post Employment, and Post Retirement Obligations Environmental Liabilities regarding the manufacturing business
          Any or all liabilities relating to a certain past non-product related customer dispute which has been settled under terms of confidentiality

                                               Asset Purchase and Sale Agreement
                                                                   Exhibit 4.1.7



                  STATEMENT OF OPERATIONS FOR THE CREOSOTE BUSINESS


     See Exhibit 4.1.7 Attachments 1 and 2

                                              Asset Purchase and Sale Agreement
                                                                 Exhibit 4.1.12


                                   EXCLUDED ASSETS


     The railcar leases are not freely assignable; however, Seller will make arrangements to either assign the leases or make other arrangements acceptable to Buyer.

                                              Asset Purchase and Sale Agreement
                                                                 Exhibit 5.1(b)


           AGREEMENT REGARDING THE SALE OF CREOSOTE FROM SELLER TO BUYER


     See Creosote Supply Agreement, an ancillary agreement to the Asset Purchase and Sale Agreement

                                              Asset Purchase and Sale Agreement
                                                                      Exhibit C


     Opinion of David P. Cooke, Counsel for Seller
     Opinion of Roger C. Jackson, Woods & Jackson, L.L.P., Counsel for Buyer

                                              Asset Purchase and Sale Agreement
                                                                 Exhibit 5.2(e)



     IRREVOCABLE GUARANTY OF ALL OBLIGATIONS OF BUYER UNDER THIS AGREEMENT AND ALL ANCILLARY AGREEMENTS